Exhibit 10.33

AES CORPORATION

INTERNATIONAL RETIREMENT PLAN

EFFECTIVE JANUARY 1, 2007

AES CORPORATION
INTERNATIONAL RETIREMENT PLAN

Effective January 1, 2007

The AES Corporation (the “Sponsor”) hereby establishes the AES Corporation International Retirement Plan (the “Plan”), effective January 1, 2007.  The purpose of this Plan is to provide certain employees of the Sponsor and Affiliates with retirement benefits.

This Plan is an unfunded plan intended to be a nonqualified deferred compensation plan.  This Plan will be subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) for United States taxpayers.  The amounts that may be payable under this Plan shall constitute general, unsecured obligations of the Sponsor, payable solely out of the general assets of the Sponsor, and no Participant shall have any rights to any specific assets of the Sponsor. Balances under this Plan represent mere promises to pay amounts in the future.  In the event the Sponsor becomes subject to an insolvency or bankruptcy proceeding, a Participant in the Plan shall only have the rights of a general, unsecured creditor of the Sponsor for any Balances due under the Plan.

ARTICLE 1 - DEFINITIONS

1.1                                 “Account Earnings Rate” means the Moody’s Aa corporate bond yield rate as of the last business day of the immediately preceding calendar month plus one (1) percent or such other investment benchmark as may be determined by the Committee, in its sole discretion, form time to time.

1.2                                 “Affiliate” means (i) any subsidiary of the Sponsor, (ii) any entity or person or group of persons that, directly or through one or more intermediaries, is controlled by the Sponsor and (iii) any entity or person or group of persons in which the Sponsor has a significant equity interest, as determined by the Committee.

1.3                                 “Annual Bonus” means the bonus compensation payable to a Participant under an Employer’s annual bonus plan (not excluding any pre-tax salary reduction amounts).

1.4                                 “Balance” of a Deferral Account means the total amount which has been credited to such Deferral Account, from time to time, after the adjustments are made for all intervening debits and credits.  The initial Balance of a Deferral Account is zero.

1.5                                 “Base Salary” shall mean the Employee’s total annual base salary (not excluding any pre-tax salary reduction amounts).

1.6                                 “Beneficiary” means the person or persons designated by the Participant on the Participant’s Beneficiary Designation Form to receive distributions of a Participant’s Deferral Account Balance under this Plan at the Participant’s death in accordance with Article 5.

1.7                                 “Beneficiary Designation Form” means a form available to Participants on which a Participant may designate the Participant’s Beneficiary in accordance with Section 5.1.

1.8                                 “Board” means the Board of Directors of the Sponsor.

1.9                                 “Claimant” means a Participant or Beneficiary who makes a claim for a benefit under the Plan.

1.10                           “Code” means the Internal Revenue Code of 1986, as amended.  A reference to a section of the Code shall include a reference to any regulations or other guidance issued under such section.

1.11                           “Committee” means the International Retirement Plan Administrative Committee as designated by the Sponsor.

1.12                           “Compensation” means the sum of the Participant’s Base Salary and Annual Bonus for the Plan Year.  In addition to such amounts as may be designated by the Committee, in its sole discretion, from time to time, any assignment related allowances are not eligible for benefit purposes under this Plan and shall not be included in the definition of Compensation.  Long Term Compensation (as defined in The AES Corporation 2003 Long Term Compensation Plan or any successor long term compensation plan) shall not be included in the definition of Compensation.

1.13                           “Company Matching Contribution” means the annual notional company matching contribution which is credited to the Participant’s Deferral Account for the Plan Year.

1.14                           “Deferral Account” means a bookkeeping account created for each Participant that may be credited with Deferral Amounts under Section 3.1, Company Matching Contributions under Section 3.2, Profit-Sharing Contributions under Section 3.3, and earnings credits under Section 3.4, and debited for any distributions under Article 4.  The Committee may maintain separate sub-accounts with respect to each Participant with regard to the Participant’s Deferral Amounts, Company Matching Contributions, and Profit-Sharing Contributions in order to properly track such amounts.  If this is the case, references to a Participant’s “Deferral Account” shall be deemed to refer to the total of all such sub-accounts as necessary to properly implement the Plan.

1.15                           “Deferral Agreement” means the agreement between an Employer or the Committee and a Participant, including any amendments thereto, which specifies the Deferral Amount to be withheld on behalf of a Participant, subject to any procedures established by the Committee.  Each Deferral Agreement or amendment thereto shall be made or confirmed in writing under procedures established by the Committee.

1.16                           “Deferral Amount” means, for the 2007 Plan Year, the whole percentage, up to 50%, by which a Participant’s Base Salary plus the whole percentage, up to 80%, by which the Annual Bonus is reduced on account of a Participant’s Deferral Agreement.  The Committee may, in its sole discretion, change the Deferral Amount for subsequent Plan Years.

1.17                           “Disability” means (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of an Employer.

1.18                           “Effective Date” means January 1, 2007.

1.19                           “Eligible Employee” means an Employee who is designated for participation in the Plan by the Committee and listed in Appendix A hereto (which Appendix A shall be updated from time to time by the Committee).  An Employee will know that he or she is an Eligible Employee if the employee is informed by the Sponsor in writing that he or she is eligible for the Leadership Development Expatriate Program.  The Committee may, at its sole discretion, add or delete an Eligible Employee from Appendix A at any time and participation in the Plan by an employee for one Plan Year shall not guarantee participation in the Plan for subsequent Plan Years.  Such amendment of Appendix A shall not affect an Eligible Employee’s Deferral Agreement for the current Plan Year.

1.20                           “Employee” means an individual who is employed by the Sponsor or an Affiliate.

1.21         “Employer” means the Sponsor and any Affiliate.

1.22                           “Former Participant” means any Eligible Employee or former Eligible Employee who has ceased to be a Participant and on whose behalf a Deferral Account continues to be maintained by the Plan.

1.23                           “Participant” means an Eligible Employee who becomes a Participant in accordance with Section 2.1.

1.24                           “Plan” means the AES Corporation International Retirement Plan.

1.25                           “Plan Year” means the 12-month period ending on the last day of the fiscal year of the Sponsor, which shall be December 31 of each calendar year.  The first Plan Year begins on January 1, 2007.

1.26                           “Profit-Sharing Contribution” means the annual discretionary notional Profit-Sharing Contribution which may be added to the Participant’s Deferral Account for a Plan Year.

1.27                           “Sponsor” means The AES Corporation, a Delaware Corporation, or any successor thereto.

1.28                           “Termination of Employment” means a separation from service (as defined in section 409A(a)(2)(A)(i) of the Code) from an Employer.

1.29                           “Unforeseeable Emergency” means a severe financial hardship to the Participant, as more fully described in section 409A(a)(2)(B)(ii)(I) of the Code.

ARTICLE 2 - ELIGIBILITY AND PARTICIPATION

2.1                                 Commencement of Participation

An Eligible Employee shall become a Participant as of the date he is designated as an Eligible Employee by the Committee.  A Participant may contribute a Deferral Amount by completing a Deferral Agreement in accordance with the procedures set forth by the Committee.  The Deferral Agreement shall set forth the whole percentage of a Participant’s Base Salary or Annual Bonus that shall be deferred for the applicable Plan Year or portion thereof, subject to such limits as the Committee may establish.  A Participant’s Deferral Agreement for a Plan Year shall continue in effect from Plan Year to Plan Year unless the Participant completes a new Deferral Agreement (or cancels his Deferral Agreement) in a timely manner in accordance with the procedures set forth by the Committee.

2.2                                 Time Limitation for Deferral Agreement

A Deferral Agreement shall be effective to defer a Participant’s Base Salary and Annual Bonus only if it is received by the Committee by one month (or such lesser period of time as determined in writing by the Committee in its sole discretion from time to time) before the end of the calendar year before the calendar year in which the Participant’s services relating to the Base Salary and Annual Bonus are to be performed or continues in effect from the prior Plan Year as described in Section 2.1.  Notwithstanding the preceding sentence, if permitted by the Committee, a Deferral Agreement with respect to a Participant’s Annual Bonus shall be given effect if made by June 30 of the Plan Year for which the Annual Bonus is to be paid, provided that the Committee determines that the Annual Bonus satisfies the requirements for “performance-based compensation” within the meaning of section 409A(a)(4)(B)(iii) of the Code.  In addition, if a Participant is newly eligible to participate in the Plan in accordance with section 409A (a)(4)(B)(ii) of the Code, the Participant may, in the Committee’s sole discretion, enter into a Deferral Agreement within 30 days of eligibility, provided that such Deferral Agreement may apply only to Base Salary and Annual Bonus earned by the Participant after the date of such Deferral Agreement.

2.3                                 Termination of Participation

Once an Eligible Employee becomes a Participant as set forth in Section 2.1, he shall remain a Participant until the earliest of:  (i) the date of his Termination of Employment or the date he ceases to be an Eligible Employee, or (ii) the date the Committee determines that he shall no longer participate in the Plan.  A Former Participant shall nevertheless be entitled to receive the Balance of his Deferral Account, if any, in accordance with the Plan.

ARTICLE 3 - ACCOUNTS

3.1                                 Effect of Deferral Agreement

Commencing with the effective date of a Participant’s Deferral Agreement, the Participant’s Base Salary shall be reduced by the Deferral Amount specified in the Deferral Agreement on a ratable basis over the Plan Year or remainder thereof, and a corresponding amount shall be credited to the Participant’s Deferral Account as soon as practicable after the date of each such reduction.  Similarly, the Participant’s Annual Bonus shall be reduced by the applicable Deferral Amount specified in the Deferral Agreement for the Plan Year, and a corresponding amount shall be credited to the Participant’s Deferral Account as soon as practicable after the date of such reduction.  Notwithstanding the foregoing, in the event that a distribution is made to a Participant from the Plan on account of an Unforeseeable Emergency under Section 4.3, deferrals under the Participant’s Deferral Agreement shall be cancelled for the remainder of the Plan Year.

3.2                                 Company Matching Contributions

An Employer shall make a Company Matching Contribution for each Participant who has a Deferral Amount for each Plan Year in such amount as may be determined by the Committee, in its sole discretion, from time to time.  For the 2007 Plan Year, the amount of the Company Matching Contribution shall be equal to 100% of the Participant’s Deferral Amount for the Plan Year up to a maximum of 5.0% of such Participant’s Compensation for the Plan Year.  The Company Matching Contribution shall be credited to the Participant’s Deferral Account not later than the last day of the applicable Plan Year.

3.3                                 Profit-Sharing Contributions

An Employer may make a Profit-Sharing Contribution for each Participant for each Plan Year beginning on or after the Effective Date during which such Employee was a Participant.  The Participating Employer shall determine the amount of the Profit-Sharing Contribution in its sole discretion, and the Profit-Sharing Contribution shall be credited to the Participant’s Deferral Account not later than the last day of the applicable Plan Year.  The Profit-Sharing Contribution shall be a specified percentage of the Base Salary of the Participant.  The Participant’s Annual Bonus shall not be considered in the calculation of the Profit-Sharing Contribution.

3.4                                 Earnings Credits

A Participant’s Deferral Account shall be credited at the end of each business day following its establishment and prior to full distribution with the product of:  (i) the applicable Account Earnings Rate, and (ii) the Balance of the Deferral Account as of the immediately preceding business day (adjusted for any contributions or distributions, if applicable).

ARTICLE 4 - DISTRIBUTION

4.1                                 Available Forms of Distribution

The only form of distribution available is a single lump sum payment.

4.2                                 Distribution of Deferral Account Balance

Subject to Section 4.3 and Section 4.4, a Participant’s Deferral Account Balance shall be distributed six months and one day following the Participant’s Termination of Employment, or if such day is not a business day, on the first business day thereafter.

4.3                                 Unforeseeable Emergency Distribution

Notwithstanding Section 4.2, in the event a Participant incurs an Unforeseeable Emergency, the Plan shall distribute the portion of the Participant’s Deferral Account Balance necessary to satisfy the Unforeseeable Emergency, including any taxes that are required to be paid as a result of the distribution, after taking into account the extent to which any emergency may be relieved by insurance or otherwise, as determined in accordance with section 409A(a)(2)(B)(ii) of the Code.

4.4                                 Death or Disability

Notwithstanding Section 4.2, in the event of a Participant’s Disability or death, the Participant’s entire Deferral Account Balance shall be distributed to the Participant or the Participant’s Beneficiary in the form of a lump sum as soon as practicable following such event.

ARTICLE 5 - BENEFICIARY DESIGNATION

5.1                                 Designation of Beneficiary and Change of Designation

A Participant shall have the right, at any time, to designate any person or persons as the Participant’s Beneficiary or Beneficiaries (both primary as well as secondary) to whom any vested but unpaid benefits under this Plan shall be paid in the event of the Participant’s death.  Each Beneficiary designation shall be made on the Beneficiary Designation Form approved by the Committee, and will be effective only when filed with the Committee during the Participant’s lifetime.  Any Beneficiary designation may be changed by the Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation Form with the Committee.  The filing of a new Beneficiary Designation Form will cancel all Beneficiary designations previously filed.

5.2                                 Absence of Designation

In the absence of an effective Beneficiary Designation, or if all designated Beneficiaries predecease a Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

5.3                                 Payment to Beneficiary

The payment to a Beneficiary or a deemed Beneficiary shall completely discharge the Sponsor’s obligations under this Plan.

ARTICLE 6 - ADMINISTRATION

6.1                                 Duties and Powers of the Committee

The Plan shall be administered by the Committee.  The Committee shall establish such rules and procedures and make such factual and legal determinations as it deems appropriate for the administration of the Plan.  The Committee shall have the full power, discretion and authority to interpret, construe and administer the terms of the Plan, and all decisions made by the Committee shall be final and binding.  The Committee may employ legal counsel, consultants, actuaries, and others as it deems desirable in the administration of the Plan.  Actions of the Committee shall be authorized by majority vote of the participating members and shall only be valid if recorded in writing in the minutes or resolutions of Committee meetings (which need not be held in person).

6.2                                 Claims for Benefits

A Claimant may bring a claim for benefits under this Plan by filing a written application for benefits with the Committee.  The Committee shall review such claim and shall decide such claim within a reasonable time.

ARTICLE 7 - MISCELLANEOUS

7.1                                 No Contract of Employment

This Plan is not intended to constitute a contract of employment, and the Sponsor and any Affiliate retain the right to discharge or discipline any Employee for any reason.

7.2                                 Funding

The amounts that may be payable under this Plan shall constitute general, unsecured obligations of the Sponsor, payable solely out of the general assets of the Sponsor, and no Participant shall have any rights to any specific assets of the Sponsor.  Balances under this Plan represent mere promises to pay amounts in the future.  In the event the Sponsor becomes subject to an insolvency or bankruptcy proceeding, a Participant in the Plan shall only have the rights of a general, unsecured creditor of the Sponsor for any Balances due under the Plan.

7.3                                 Liability of Sponsor

Subject to its obligation to pay Balances of Participants’ Accounts pursuant to the terms of this Plan, neither the Sponsor nor anyone acting on behalf of the Sponsor shall be liable for any act performed or the failure to perform any act with regard to this Plan, except as otherwise required by law.

7.4                                 Notices

Each Participant or Beneficiary shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices.  Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed.

7.5                                 Binding Effect

The terms of this Plan shall be binding on the Participants, their Beneficiaries, and their legal representatives, and on the Sponsor and any Affiliate, and their successors, assigns, and legal representatives.

7.6                                 Non-alienation

None of the payments, benefits or rights of any Participant or Beneficiary shall be subject to the claims of any creditor, and, in particular, to the fullest extent permissible by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Participant or Beneficiary.

7.7                                 Incapacity

If the Committee determines that a Participant or Beneficiary is incompetent by reason of legal minority or physical or mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to another for the benefit of the minor or incompetent, without responsibility of the Sponsor or the Committee to see to the application of such payment.  Payments made in accordance with the application of such power shall operate as a complete discharge of all obligations of the Sponsor and the Committee to the extent of such payment.

7.8                                 Amendment or Termination

This Plan may be amended or terminated, in whole or in part, at any time by action of the Sponsor in writing, without the consent of any Participant.  Notwithstanding the foregoing, subject to section 7.13, no amendment or termination of the Plan shall reduce any portion of any Participant’s Deferral Account Balance as of the date of such amendment or termination without his or her consent.  Except as otherwise permitted by section 409A of the Code, the termination of the Plan shall not result in any acceleration of the payment of any Deferral Account under the Plan.

7.9                                 Other Plans

Nothing contained in this Plan shall preclude a Participant, to the extent he is otherwise eligible, from participation in any group insurance, pension, savings, or other employee benefit plans or programs which the Sponsor or an Affiliate in its discretion may make available to its employees, but the Sponsor or the Affiliate shall not be required to establish, maintain or continue any such plan or program by reason of this Plan.  Any amounts payable under this Plan shall not be deemed to be salary, bonus or other compensation paid to a Participant for purposes of computing contributions to or benefits under any other employee benefit plan or program, unless specifically required pursuant to such other plan or program.

7.10                           Integrated Agreement

This Plan document represents the entire agreement between the Employer and the Participants concerning the subject matter hereof.

7.11                           Severability

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

7.12                           Construction

The masculine gender includes the feminine, and the singular the plural, and vice versa, unless the context clearly requires otherwise.  The headings and captions contained herein are provided for convenience only, shall not be considered part of the Plan, and shall not be employed in construction of the Plan.

7.13                           Code Section 409A Compliance

Notwithstanding any other provision of the Plan to the contrary, the Committee shall have the power to prospectively or retroactively revise the amount, timing or form of any distribution under the Plan and/or any Participant elections under the Plan or to take any other action as it, in its discretion, deems appropriate in order to maintain the Plan in compliance with the requirements of section 409A of the Code, in each case, without the consent of the Participant.

7.14         No Effect on Employment Rights

Nothing contained herein shall be construed as a contract of employment with any person.  The Plan and its establishment shall not confer upon any person the right to be retained in the service of the Corporation or limit the right of the Corporation to discharge or otherwise deal with any person without regard to the existence of the Plan.

7.15         Taxes

The Corporation shall have the right to deduct any required taxes from each payment to be made under the Plan.

7.16         Governing Law

The Plan is established under and shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, to the extent that such laws are not preempted by the Employee Retirement Income Security Act of 1974.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, The AES Corporation has caused its authorized officer to execute this document this _____ day of _____________, 2006, effective as of January 1, 2007.

The AES CORPORATION

By:

Name:

Title:

Attest:

By:

Name:

Title: